EXHIBIT 99.1

[logo]	News Release

Contacts:	Media — Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors — Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Second Quarter 2005 Results

MIDDLETOWN, OH, July 26, 2005 — AK Steel (NYSE: AKS) today reported second quarter 2005 net income of $9.0 million, or $0.08 per share of common stock. The results include the effect of a non-cash charge of $29.5 million, or $0.27 per share, associated with recent state tax law changes. Excluding this charge, the company’s second quarter net income would have been $38.5 million or $0.35 per share. Although the tax law changes will lower AK Steel’s state tax liability for the second half of 2005 and beyond, the changes required the company to reduce the value of its deferred tax asset in the second quarter of 2005, which gave rise to the charge.

In the year-ago period, AK Steel reported net income of $92.7 million, or $0.85 per share. The 2004 second quarter net income included an after-tax gain on the sale of assets and income related to discontinued operations. Without the asset sale gain and income from discontinued operations, second quarter 2004 net income would have been $20.2 million, or $0.18 per share.

Net sales in the second quarter of 2005 were a record $1,454.6 million on shipments of 1,610,500 tons, or approximately 11% and 3% higher, respectively, than sales of $1,311.8 million and shipments of 1,565,100 tons in the year-ago period. The company’s average selling price was $903 per ton in the second quarter of 2005, up 8% from $835 per ton in the second quarter of 2004.

AK Steel reported an operating profit of $74.2 million, or $46 per ton, in the second quarter of 2005, compared to $56.4 million, or $36 per ton, in the second quarter of 2004.

“AK Steel responded well to changing market conditions with a first-half performance that included record total and per-ton sales revenue, good cost performance and record safety and quality marks,” said James L. Wainscott, president and CEO. “We are preparing our operations for what we believe will be strengthening markets for our steel products during the second half of 2005.”

For the first six months of 2005, the company reported income from continuing operations of $68.2 million, or $0.62 per share, which includes total non-cash charges of $32.6 million, or $0.29 per share, resulting from the reduction in the value of the company’s deferred tax assets, most of which was recorded in the second quarter. Excluding these non-cash charges, income from continuing operations would have been $100.8 million, or $0.91 per share, compared to $3.8 million, or $0.03 per share, for the same period in 2004.

First-half 2005 sales were a record $2,877.1 million, compared to $2,446.2 million in the first half of 2004. The company reported operating profit for the first six months of 2005 of $187.8 million, or $60 per ton, compared to $57.9 million, or $19 per ton in the first half of 2004. AK Steel reported that it ended the second quarter of 2005 with $264.6 million of cash and $529.8 million of availability under its two credit facilities.

Third Quarter and Second-Half 2005 Outlook

AK Steel expects costs for planned maintenance outages to be approximately $24 million higher for the third quarter over the second quarter of 2005. The planned maintenance activities include a 10-day outage at the company’s Ashland, Kentucky blast furnace, and a five-day outage at its Middletown, Ohio hot strip mill, both of which have been completed. The company said that it expects spot market prices to begin rising in the third quarter, although its average selling price will be lower in the third quarter compared to the second quarter of 2005, due to lower prices at the beginning of the quarter. The company expects lower scrap prices for the third quarter compared to the second quarter of 2005.

AK Steel said that it expects second-half shipments to be slightly higher than in the first half, with spot market prices continuing to rise in the fourth quarter of 2005. The company said that a vacuum degasser and a straight-mold caster conversion currently being commissioned at its Ashland Works are expected to eliminate, in the future, the company’s need to purchase degassed slabs. Degassed slabs are used to serve the company’s high value-added customers, and are typically priced at a premium to commodity-grade slabs.

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AK Steel Holding Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Shipments (000 tons)	1,610.5	1,565.1	3,131.0	3,079.4
Selling price per ton	$903	$835	$918	$792

Net sales	$1,454.6	$1,311.8	$2,877.1	$2,446.2

Cost of products sold	1,278.7	1,147.2	2,485.0	2,173.6
Selling and administrative expenses	52.1	54.4	104.4	106.9
Depreciation	49.6	53.8	99.9	107.8

Total operating costs	1,380.4	1,255.4	2,689.3	2,388.3

Operating profit	74.2	56.4	187.8	57.9

Interest expense	21.7	27.6	44.1	57.3
Other income (expense)	1.4	(1.4)	6.8	0.2

Income before income taxes	53.9	27.4	150.5	0.8

Income tax provision due to state tax law changes	(29.5)	—	(32.6)	—
Income tax benefit (provision)	(15.4)	(7.2)	(49.7)	3.0

Income from continuing operations	9.0	20.2	68.2	3.8

Income from discontinued operations, net of tax	—	1.1	—	8.0
Gain on the sale of discontinued operations, net of tax	—	71.4	—	246.3

Net income	$9.0	$92.7	$68.2	$258.1

Basic and diluted earnings per share:
Income from continuing operations	$0.08	$0.18	$0.62	$0.03
Income from discontinued operations	—	0.01	—	0.07
Gain on sale of discontinued operations	—	0.66	—	2.27

Net income	$0.08	$0.85	$0.62	$2.37

Weighted average shares outstanding:
Basic	109.8	108.7	109.7	108.7
Diluted	110.3	109.0	110.4	109.0

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AK Steel Holding Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) June 30, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$264.6	$377.1
Accounts and notes receivables, net	675.7	632.6
Inventories, net	844.2	682.2
Other current assets	412.0	414.9

Total Current Assets	2,196.5	2,106.8

Property, plant and equipment	4,949.8	4,869.6
Accumulated depreciation	(2,644.6)	(2,545.1)

Property, plant and equipment, net	2,305.2	2,324.5
Other	934.0	1,021.4

Total Assets	$5,435.7	$5,452.7

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$427.1	$387.3
Other accruals	183.5	199.5
Current portion of pension & postretirement benefit obligations	159.9	159.9

Total Current Liabilities	770.5	746.7

Long-term debt	1,114.8	1,109.7
Pension & postretirement benefit obligation	3,146.8	3,264.1
Other liabilities	131.7	134.8

Total Liabilities	5,163.8	5,255.3

Shareholders’ Equity
Common stock - 2005; authorized 200,000,000 shares of $0.01 par value each; 118,386,286 shares issued; 109,791,210 shares outstanding	1.2	1.2
Additional paid-in capital	1,830.5	1,824.6
Treasury stock - 2005; 8,595,076 shares at cost	(123.5)	(122.9)
Accumulated deficit	(1,237.6)	(1,305.8)
Accumulated other comprehensive loss	(198.7)	(199.7)

Total Shareholders’ Equity	271.9	197.4

Total Liabilities and Shareholders’ Equity	$5,435.7	$5,452.7

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AK Steel Holding Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2005	2004
Cash Flow From Operating Activities:
Net Income	$68.2	$258.1
Depreciation	99.9	107.8
Amortization	4.2	8.4
Deferred taxes	76.6	(4.2)
Contributions to the pension trust	(150.0)	—
Pension and other postretirement benefit expense in excess of payments	32.8	14.0
Income from discontinued operations	—	(254.3)
Working capital	(185.1)	(217.5)
Other	(0.6)	(8.2)

Net Cash Flow From Operating Activities of Continuing Operations	(54.0)	(95.9)

Cash Flow From Investing Activities:
Capital investments	(80.9)	(28.5)
Proceeds from draw on restricted funds for emission control expenditures	20.3	6.3
Proceeds from sale of businesses	—	337.5
Proceeds form sale or liquidation of assets and investments	0.4	48.5
Other	0.1	(0.7)

Net Cash Flow From Investing Activities	(60.1)	363.1

Cash Flow From Financing Activities:
Principal payments on long-term debt	—	(62.5)
Premium and fees paid on retirement and issuance of long-term debt	—	(5.6)
Proceeds from exercise of stock options	3.1	—
Purchase of treasury stock	(0.6)	(0.2)
Other	(0.9)	0.5

Net Cash Flow From Financing Activities of Continuing Operations	1.6	(67.8)

Cash Flow From Discontinued Operations	—	12.7

Net Increase (Decrease) in Cash	(112.5)	212.1

Cash and Cash Equivalents, Beginning	377.1	54.7

Cash and Cash Equivalents, Ending	$264.6	$266.8

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AK Steel Holding Corporation

(Unaudited)

Steel Shipments

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Tons Shipped by Product (000’s)
Stainless/Electrical	259.4	258.3	515.0	497.9
Coated	814.4	838.7	1,584.7	1,648.3
Cold Rolled	297.3	323.8	564.7	640.1
Tubular	45.6	50.8	90.6	103.4
Hot Rolled	123.4	41.4	246.9	88.7
Secondary	70.4	52.1	129.1	101.0

Total Shipments	1,610.5	1,565.1	3,131.0	3,079.4

Shipments by Product (%)
Stainless/Electrical	16.1%	16.5%	16.4%	16.2%
Coated	50.6%	53.6%	50.7%	53.5%
Cold Rolled	18.4%	20.7%	18.0%	20.8%
Tubular	2.8%	3.2%	2.9%	3.4%
Hot Rolled	7.7%	2.7%	7.9%	2.9%
Secondary	4.4%	3.3%	4.1%	3.2%

Total Shipments	100.0%	100.0%	100.0%	100.0%

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Reconciliation of net income (dollars in millions)
Net income before charge for state tax law changes	$38.5	$100.8
Provision for state tax law changes	(29.5)	(32.6)

Net income as reported	$9.0	$68.2

Reconciliation of earnings per share
Income per share before state tax law changes	$0.35	$0.91
Income per share for provision for state tax law changes	(0.27)	(0.29)

Net income per share as reported	$0.08	$0.62

Three Months Ended June 30, 2004
Reconciliation of net income (dollars in millions)
Net income before discontinued operations	$20.2
Income from discontinued operations, net of tax	1.1
Gain on sale of discontinued operations	71.4

Net income as reported	$92.7

Reconciliation of earnings per share
Income per share before discontinued operations	$0.18
Income per share from discontinued operations	0.01
Gain on sale of discontinued operations per share	0.66

Net income per share as reported	$0.85

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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